Exhibit 99.1
CUMULUS MEDIA INC. LETTERHEAD
Cumulus Media Inc. Announces Pricing of $610.0 Million of 7.75% Senior Notes due 2019
ATLANTA, April 29, 2011 /(BUSINESS WIRE)/ — Cumulus Media Inc. (NASDAQ: CMLS) (the “Company”) announced today that it has priced its previously announced offering of $610.0 million aggregate principal amount of 7.75% senior notes due 2019 (the “Notes”). The sale of the Notes is expected to be completed on May 13, 2011, subject to customary closing conditions.
As a part of its refinancing transactions in connection with its pending acquisitions of Cumulus Media Partners, LLC and Citadel Broadcasting Corporation, the Company intends to use the net proceeds from the offering of Notes to (i) repay in full all outstanding amounts under the term loan facility under the Company’s existing senior secured credit facilities and (ii) pay fees and expenses related to the offering of Notes. Any remaining proceeds will be used for general corporate purposes.
The Notes and the related guarantees have not been, and will not be, registered under the Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, and shall not constitute an offer, solicitation or sale of any Notes or other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Act.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and include statements relating to the offering of Notes, including the Company’s ability to complete the offering, and the use of proceeds thereof. These statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed periodic reports. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Cumulus Media Inc.
J.P. Hannan, 404-260-6600
Senior Vice President, Treasurer & Chief Financial Officer

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